Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:	Michael Shea, CFO	Lauren Felice
	David Reingold, Senior Vice President, Marketing, IR	RF Binder Partners
	Computer Horizons Corp.	(212) 994-7541
	(973) 299-4000	lauren.felice@rfbinder.com
mshea@computerhorizons.com
dreingol@computerhorizons.com

COMPUTER HORIZONS REPORTS SECOND QUARTER 2004 RESULTS

Revenue Exceeds Company Target, With Sequential Growth in All Business Units; EPS in Line
With Company Guidance; Balance Sheet Remains Healthy; Continued Strong Performance in
Federal Government Practice

Mountain Lakes, NJ, July 29, 2004 - Computer Horizons Corp. (Nasdaq: CHRZ), a strategic professional services and human capital management company, today announced its financial results for the second quarter ended June 30, 2004.

Executive Summary

William J. Murphy, president and chief executive officer of Computer Horizons, said, “The economy is gaining strength, and our second quarter performance demonstrates we are executing on our Three Year Plan (2004-2006).  For the second quarter 2004, we are pleased to report top line growth of 12 percent from the second quarter of 2003, to $65.8 million.  Net income for the second quarter totalled $817,000, or $0.03 per share, compared with a net loss of approximately $9.5 million, or $(0.31) per share in the comparable period of 2003. Importantly, all CHC business units achieved sequential revenue growth for the period, a most positive sign. This is the first quarterly reporting period in several years where we have achieved both operating income and net income.

“Revenues in CHC’s Solutions Group grew 49 percent, year-over-year, and 13 percent sequentially, predominantly driven by our federal government expansion and growth at our nearshore outsourcing facility in Montreal. RGII, our federal government subsidiary, remains a bright spot for CHC, and we are expanding this practice accordingly. The integration of Automated Information Management, Inc. (AIM), acquired by RGII on April 1, 2004, has been completed according to plan, and the combined entity turned in solid top-line growth during the quarter, while contributing strongly to the overall profitability of CHC.

“Chimes recorded year-over-year top line growth of 23 percent and sequential growth of 11 percent.  In the second quarter of 2004, Chimes achieved critical mass and was profitable, having covered its corporate overhead allocation.  It has maintained its leadership position in the vendor management services (VMS) sector, and the pipeline for Chimes is stronger than it’s been in a long time.  Top line growth and sustained profitability remain the top priority for us at Chimes.

“Although revenue in the IT Services Group declined 9 percent year-over-year, it grew sequentially for the second consecutive quarter, at the rate of 8 percent.  The headcount growth experienced in March continued throughout the second quarter, as we benefited from increased demand for temporary help. In fact, headcount was up 9 percent for the period.  Customer requirements, especially in the financial services sector, are stronger than they have been in a long time, and we have been adding recruiters in certain strategic markets.  So, while we are cautiously optimistic about this market returning to previously healthy levels, it is still a fact that when the economy is on an upward trend, hiring of contingent labor moves right behind it.  That is what we are witnessing among customers in the financial services sector, which accounts for approximately 30 percent of our total business.

“We are beginning to see the benefits from our efforts towards executing our Three Year Plan (2004-2006).  We are dedicated to returning CHC to its tradition of superior growth and profitability,” Murphy added.

Financial Highlights

CHC recorded revenues for the second quarter of 2004 of $65.8 million, a 12 percent increase over the second quarter of 2003, and 10 percent on a sequential basis.

The Company reported net income of approximately $817,000, or $0.03 per share, for the second quarter of 2004, compared with a net loss of $9.5 million, or $(0.31) per share in the comparable period of 2003.  Net income for the second quarter 2004 includes a one-time credit of $488,000 (net of tax), or $0.02 per share, primarily relating to an insurance refund, and a $270,000 charge (net of tax), or $(0.01) per share, relating to amortization of intangibles.    The second quarter 2003 net loss includes special charges of $(0.31) per share relating to severance charges, the write-off of a terminated project, costs associated with the unilateral proposal and activities of Aquent and restructuring costs at CHC’s Canadian facilities.

The Company reported net income of approximately $813,000, or $0.03 per share, for the first half of 2004, compared with a net loss of $10.8 million, or $(0.36) per share, in the comparable period of 2003.  Net income for the first half of 2004 includes a one-time credit of $479,000 (net of tax), primarily relating to an insurance refund, and a $371,000 (net of tax) charge relating to amortization of intangibles.  The first half of 2003 net loss includes special charges of $(0.32) per share relating to severance charges, the write-off of a terminated project, costs associated with the unilateral proposal and activities of Aquent and restructuring costs at CHC’s Canadian facilities.

Commenting on CHC’s financial position and performance, Michael J. Shea, chief financial officer of Computer Horizons, said, “The second quarter was very positive for CHC.  We improved gross margins and generated positive cash flows from operations.  In addition, we were adjusted EBITDA positive, at $2.3 million, for the fifth consecutive quarter (see Adjusted EBITDA Reconciliation table).  Our balance sheet remains strong, with approximately $37 million in cash at June 30, 2004, no debt and a very strong working capital ratio of 4.4 to 1.  We continue to closely control operating costs, even though we have experienced some escalation resulting from Sarbanes-Oxley and other regulatory compliance measures.  In addition, it should be noted that we have signed a one-year extension of our $40 million unused credit facility with The CIT Group.”

OPERATIONAL REVIEW BY BUSINESS SEGMENT

Condensed financial information is presented below for each of the Company’s business segments.  Total income/(loss) before income taxes excludes interest income/expense, amortization and special charges/credits. [See Reconciliation of Segments Income/(Loss) Before Income Taxes to Consolidated Income/(Loss) Before Income Taxes.]

(In thousands)

	THREE MONTHS ENDED		SIX MONTHS ENDED
	June 30, 2004	June 30, 2003	June 30, 2004	June 30, 2003
Revenues:
IT Services	$32,073	$35,320	$61,877	$71,503
Solutions Group	27,788	18,691	52,337	38,292
Chimes	5,929	4,822	11,282	9,291
Total Revenues	65,790	58,833	125,496	119,086

Gross Profit:
IT Services	6,525	7,079	12,582	14,249
Solutions Group	10,491	5,793	19,139	11,999
Chimes	5,561	4,450	10,622	8,554
Total Gross Profit	22,577	17,322	42,343	34,802
%	34.3%	29.4%	33.7%	29.2%

Operating Income:
IT Services	1,963	2,289	4,004	4,175
Solutions Group	3,825	3,010	6,726	6,365
Chimes	728	(697)	822	(2,264)
Total Operating Income/ (Loss):	6,516	4,602	11,552	8,276
%	9.9%	7.8%	9.2%	6.9%

Corporate Allocation:
IT Services	3,392	2,961	6,280	6,036
Solutions Group	1,475	1,567	2,926	3,233
Chimes	626	404	1,145	783
Total Corporate Allocation	5,493	4,932	10,351	10,052
%	8.3%	8.4%	8.2%	8.4%

Total Income/ (loss) before Income Taxes (benefit):
IT Services	(1,429)	(672)	(2,276)	(1,861)
Solutions Group	2,350	1,443	3,800	3,133
Chimes	102	(1,101)	(323)	(3,048)
Total Income/ (loss) before Income Taxes (benefit)	$1,023	$(330)	$1,201	$(1,776)
%	1.6%	(0.6)%	1.0%	(1.5)%

Reconciliation of Segments Income/(Loss) Before

Income Tax Benefit to Consolidated Income/(Loss) Before Income Tax

(In thousands)

	THREE MONTHS ENDED		SIX MONTHS ENDED
	June 30, 2004	June 30, 2003	June 30, 2004	June 30, 2003
Total Segments Income/(Loss) Before Income Tax Benefit	$1,023	$(330)	$1,201	$(1,776)
Adjustments:
Special (Charges)/Credits	939	(7,978)	939	(7,978)
Restructuring Charges	—	(1,949)	—	(2,198)
Write off of Terminated Project	—	(3,064)	—	(3,064)
Amortization of Intangibles	(520)	—	(728)	—
(Loss) on Sale of Assets	—	—	—	(273)
Net Interest Income	29	90	112	258
Total Adjustments	448	(12,901)	323	(13,255)
Consolidated Income/(Loss) Before income Taxes	$1,471	$(13,231)	$1,524	$(15,031)

Solutions Group Highlights

•                  Revenues during the second quarter increased 13 percent sequentially, from the first quarter of 2004, due to the acquisition of AIM on April 1, 2004.

•                  Integration of AIM is complete.  The cash transaction totalled approximately $15.7 million.

•                  Revenues from our federal government vertical accounted for approximately 50 percent of Solutions Group business in the second quarter.

•                  RGII’s transition plan of 8(a) contracts is proceeding according to schedule.  The company now has approximately 17 percent of its contracts left to transition (down from approximately 50 percent in July 2003).

•                  Funded backlog for RGII, including AIM, is $19 million and contracted (unfunded) backlog sits at approximately $200 million.

•                  Growth at CHC’s nearshore outsourcing facility in Montreal continues, as eight existing and new CHC customers have moved work to this facility during the quarter.  The value proposition to move work nearshore is compelling.

•                  Billable headcount at the CHC Montreal outsourcing facility has increased nearly 50 percent over the first quarter of 2004.

Chimes, Inc. Highlights

•                  Chimes revenues increased from $5.4 million to $5.9 million, or 11 percent, sequentially.

•                  Improved profitability was attributable to revenue growth, as well as cost containment efforts primarily from the transfer of certain development efforts to our offshore and nearshore facilities in Chennai, India and Montreal, Canada.

•                  The majority of Chimes’ installed base of Fortune 500 companies expanded their use of contingent labor during the second quarter, which resulted in increased revenue to Chimes.

•                  Chimes’ backlog is the strongest it’s been in a long time.

IT Services Highlights

•                  Revenues during the second quarter increased eight percent sequentially from $29.8 million to $32.1 million.

•                  CHC was added to four new preferred vendor lists, two in the financial services market, during the second quarter.

•                  Customer requirements during the second quarter were stronger than they have been in a long time.

•                  The Company added recruiters in certain strategic markets.

•                  Total billable headcount at the end of the second quarter was approximately 1,500 – an increase of 9 percent over the first quarter of 2004.

Summary

Murphy concluded, “I am pleased with our performance in the first half of 2004, but will continue the drive for improvement.  Our Three Year Plan (2004–2006) calls for top-line growth, both organic and acquired, in the range of 10 to 20 percent and bottom-line growth in the range of 20 percent or better.  And we are committed to achieving these goals.”

Looking Forward

Based on current business conditions, CHC expects its revenue in the third quarter of 2004 to be in the range of $66.0 million to $68.0 million, with operating results, excluding amortization of intangibles, expected in the range of $0.01 to $0.03 earnings per share.

Computer Horizons Corp. will conduct a conference call webcast at 10:00 A.M. (EST) today to discuss second quarter results.  The call will be broadcast live via the Internet and can be accessed at http://www.computerhorizons.com (click on investor section).  A replay of the call will be available beginning at approximately 1:00 pm (EDT) today, through 5:00 p.m. (EDT) on August 5, 2004. The replay may also be accessed via the Internet at http://www.computerhorizons.com (click on investor section), or by calling 877-519-4471 (973-341-3080 from outside the United States).  The confirmation code is 4960992.

Adjusted EBITDA Reconciliation:

A reconciliation of net income/(loss) as reported to adjusted EBITDA is as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
Net Income/ (Loss) as reported	$817	$(9,530)	$813	$(10,809)
Income taxes/(benefit)	699	(3,719)	747	(4,259)
Restructuring charges	—	1,949	—	2,198
Special charges/(credits)	(939)	7,978	(939)	7,978
Write-off of terminated project	—	3,064	—	3,064
Loss on sale of assets	—	—	—	273
Minority interest	(45)	18	(36)	37
Depreciation	1,275	1,276	2,591	2,575
Amortization of Intangibles	520	—	728	—
Net interest income	(29)	(90)	(112)	(258)
Adjusted EBITDA*	$2,298	$946	$3,792	$799

* To supplement our consolidated financial statements presented in accordance with GAAP, we use the non-GAAP financial measure of Adjusted EBITDA (earnings before interest, taxes, depreciation and amortization), which is adjusted from results based on GAAP to exclude certain items.  This non-GAAP financial measure is provided to enhance the user’s overall understanding of our current financial performance and our prospects for the future.  Specifically, we believe the non-GAAP financial measure provided is useful information to both management and investors by excluding certain items that may not be indicative of our core operating results.  In addition, because we have historically reported certain non-GAAP financial measures to investors, we believe the inclusion of non-GAAP financial measures provides consistency in our financial reporting.  These measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results.  The non-GAAP financial measure included in this press release has been reconciled to the nearest GAAP measure.

About Computer Horizons Corp.

Computer Horizons Corp. (Nasdaq: CHRZ) is a strategic solutions and professional services company with more than thirty years of experience, specifically in information technology.  The Company provides its services to a multi-national audience through its “bestshore” delivery centers located globally, and enabling its Fortune 2000 customer base to maximize technology investments. Through its wholly-owned subsidiary, RGII Technologies, Inc., CHC has expanded its government practice to include the Federal government sector, a growing market, in addition to various other vertical markets it serves, such as healthcare, consumer products, insurance and financial services.  CHC’s wholly owned subsidiary, Chimes, uses its proprietary technology to enable its Global 2000 customer base to align and integrate business planning with human resource management across an enterprise’s business functions.  For more information on Computer Horizons, please visit our Web site at www.computerhorizons.com.

Except for historical information, all of the statements, expectations and assumptions contained in the foregoing are “forward-looking statements” (within the meaning of the Private Securities Litigation Reform Act of 1995) that involve a number of risks and uncertainties.  It is possible that the assumptions made by management—including, but not limited to, those relating to contract awards, service offerings, market opportunities, results, performance expectations, expectations of cost savings, or proceeds from sale of certain operations—may not materialize.

Actual results may differ materially from those projected or implied in any forward-looking statements.  In addition to the above factors, other important factors include the risks associated with unforeseen technical difficulties, the ability to meet customer requirements, market acceptance of service offerings, changes in technology and standards, the ability to complete cost-reduction initiatives, the ability to execute the sale of certain operations or other initiatives, dependencies on key employees, customer satisfaction, availability of technical talent, dependencies on certain technologies, delays, market acceptance and competition, as well as other risks described from time to time in the Company’s filings with the Securities and Exchange Commission, press releases, and other communications.

Financial Tables Follow

COMPUTER HORIZONS CORP. AND SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

(Unaudited – In thousands, except per share data)

	THREE MONTHS ENDED		SIX MONTHS ENDED
	June 30, 2004	June 30, 2003	June 30, 2004	June 30, 2003
Revenues:
IT Services	$32,073	$35,320	$61,877	$71,503
Solutions Group	27,788	18,691	52,337	38,292
Chimes	5,929	4,822	11,282	9,291
Total	65,790	58,833	125,496	119,086
Direct Costs	43,213	41,511	83,153	84,284
Gross Profit	22,577	17,322	42,343	34,802
Selling, General & Admin.	21,554	20,716	41,142	39,642
Restructuring Charges	—	1,949	—	2,198
Special Charges/(Credits)	(939)	7,978	(939)	7,978
Amortization of Intangibles	520	—	728	—
Income/(Loss) From Operations	1,442	(13,321)	1,412	(15,016)
Loss on Sale of Assets	—	—	—	(273)
Net Interest Income	29	90	112	258
Income/(Loss) Before Income Taxes	1,471	(13,231)	1,524	(15,031)
Income Taxes/(Benefit)	699	(3,719)	747	(4,259)
Income/(Loss) Before Minority Interest	772	(9,512)	777	(10,772)
Minority Interest	45	(18)	36	(37)
Net Income/(Loss)	$817	$(9,530)	$813	$(10,809)
Earnings/(Loss) per share:
Basic	$0.03	$(0.31)	$0.03	$(0.36)
Diluted	$0.03	$(0.31)	$0.03	$(0.36)
Weighted Average Number of Shares Outstanding:
Basic	30,810,000	30,292,000	30,743,000	30,331,000
Diluted	31,215,000	30,292,000	31,324,000	30,331,000

COMPUTER HORIZONS CORP. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEET

(Unaudited—In Thousands)

	June 30, 2004	December 31, 2003
ASSETS:
Current Assets:
Cash and cash equivalents	$36,700	$52,610
Accounts receivable, less allowance for doubtful accounts	54,392	48,295
Deferred income taxes	4,141	4,514
Other current assets	4,187	4,759
Total current assets	99,420	110,178
Property and equipment, net	7,702	9,323
Other assets – net:
Goodwill	45,461	34,218
Intangibles	4,220	2,408
Deferred income taxes	12,546	13,624
Other assets	9,768	9,386
Total Assets	$179,117	$179,137
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$10,024	$8,287
Accrued payroll	3,878	4,436
Income taxes payable	346	1,243
Tax benefit reserve	—	19,600
Restructuring reserve	1,675	2,620
Other accrued expenses	6,853	7,572
Total Current Liabilities	22,776	43,758
Other long-term liabilities	5,147	4,635
Shareholders’ Equity:
Common stock	3,315	3,315
Additional paid-in capital	152,703	133,046
Accumulated comprehensive loss	(5,462)	(4,589)
Retained earnings	14,120	13,307
	164,676	145,079

Less treasury shares	(13,482)	(14,335)
Total shareholders’ equity	151,194	130,744
Total Liabilities and Shareholders’ Equity	$179,117	$179,137

COMPUTER HORIZONS CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF CASH FLOWS

(Unaudited –In Thousands)

	SIX MONTHS ENDED
	JUNE 30, 2004	JUNE 30, 2003
Cash flows from operating activities
Net income/loss	$813	$(10,809)
Adjustments to reconcile net loss to net cash provided by operating activities:
Deferred taxes	436	(4,259)
Depreciation	2,591	2,575
Provision for bad debts	745	3,863
Loss on sale of assets	—	273
Amortization of intangibles	728	—
Change in assets and liabilities, net of acquisitions:
Accounts receivable	(3,542)	4,677
Other current assets	590	1,631
Other assets	(382)	(3,130)
Refundable income taxes	—	19,051
Accrued payroll, payroll taxes and benefits	(1,305)	219
Accounts payable	1,337	(3,108)
Income taxes payable	(897)	706
Other accrued expenses	(1,975)	1,135
Other liabilities	766	(250)
Net cash provided by (used in) operating activities	(95)	12,574
Cash flows from investing activities
Purchases of furniture and equipment	(844)	(979)
Acquisitions, net of cash	(14,704)	—
Acquisition of assets	—	(387)
Proceeds received from sale of assets	—	149
Net cash provided by/(used in) investing activities	(15,548)	(1,217)
Cash flows from financing activities
Stock options exercised	376	847
Purchase of treasury shares	—	(1,230)
Stock issued on employee stock purchase plan	280	193
Net cash used in financing activities	656	(190)

Foreign currency losses	(923)	121
Net increase/(decrease) in cash and cash equivalents	(15,910)	11,288
Cash and cash equivalents at beginning of year	52,610	59,769
Cash and cash equivalents at end of period	$36,700	$71,057

Supplemental disclosures of cash flow information:
Details of acquisition:
Assets acquired (including cash of $1,168)	$4,613
Liabilities assumed	(2,523)
Goodwill	11,242
Intangibles	2,540
Cash paid	15,872
Less: cash received in acquisition	1,168
Net cash paid	$14,704

Non Cash Activities:

During the first quarter of 2004, the Company recorded a reduction in tax benefit reserves and an increase in additional paid-in capital of $19.9 million.

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